FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville

Executive Vice President/

Chief Financial Officer

Consolidated Graphics, Inc.

(713) 787-0977

FOR IMMEDIATE RELEASE

Christine Mohrmann/Eric Boyriven

Financial Dynamics

(212) 850-5600

CONSOLIDATED GRAPHICS COMPLETES
ACQUISITION OF THE HENNEGAN COMPANY

HOUSTON, TEXAS – February 6, 2007 – Consolidated Graphics, Inc. (NYSE: CGX) announced today that it has completed the previously announced acquisition of The Hennegan Company, located near Cincinnati, Ohio. Founded in 1886, The Hennegan Company is a leading provider of ultra-fine printing for many household name companies throughout the United States. Terms of the transaction were not disclosed.

Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, Inc., stated, “We are extremely pleased to complete our acquisition of The Hennegan Company, a world class company with an outstanding reputation for quality and customer service. I look forward to working with the outstanding third and fourth generation management team at Hennegan to leverage its sterling national reputation for continued growth and success.”

Also commenting on the announcement, Bob Ott, Jr., President of The Hennegan Company, said, “Consolidated Graphics’ acquisition model is uniquely successful within our industry. My father, brother and I are very much looking forward to continuing to lead our company utilizing Consolidated Graphics’ geographic footprint, financial resources and leading edge technology to better serve our customers.”

Consolidated Graphics (CGX), headquartered in Houston, Texas, is North America’s leading general commercial printing company. With 68 printing facilities, 12 fulfillment and two technology centers strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service.

CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique service ability to respond to all printing-related needs no matter how large, small, specialized or complex. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level. For more information, visit the Consolidated Graphics Web site at www.cgx.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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